EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 5, 2021 with respect to the statements of condition including the related portfolios of Closed-End Strategy: Master Income Portfolio 2021-1, Closed-End Strategy: Master Municipal Income Portfolio -- National Series 2021-1, Closed-End Strategy: Value Equity and Income Portfolio 2021-1 and Closed-End Strategy: Covered Call Income Portfolio 2021-1 (included in Invesco Unit Trusts, Series 2101) as of January 5, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-250917) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York

January 5, 2021